HomeStreet Receives Approval to Make TruPS Interest Payments

SEATTLE – March 18, 2013 – HomeStreet, Inc. (NASDAQ:HMST) (“the Company”) announced today that on March 12, 2013 it received approval from the Federal Reserve Bank of San Francisco to pay all past-deferred interest due on its outstanding Trust Preferred Securities (TruPS) and to make the TruPS interest payment due on March 15, 2013.

The March 15, 2013 net payment of $13.5 million on deferred and current interest lifts the restrictions under the terms of the TruPS indentures, which prohibited the Company from making cash dividends or distributions to shareholders if the TruPS interest is not paid current.

The Company remains under a regulatory order which restricts it from making cash dividends or other capital distributions without regulatory approval. The Company anticipates termination of this order though it cannot give any assurances about timing.

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho, Hawaii and California. http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com
Source: HomeStreet, Inc.